Exhibit 10.9

For Directors

Restricted Stock Unit Award
Terms and Conditions
Under
KEURIG DR PEPPER OMNIBUS INCENTIVE PLAN OF 2009
(As AMENDED THROUGH July 9, 2018)

This instrument (the “Terms and Conditions”) evidences the grant effective on September 13, 2018 (the “Grant Date”) of an award of restricted stock units (the “Restricted Stock Units”) by Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), under the Keurig Dr Pepper Omnibus Incentive Plan of 2009, as amended (the “Plan”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Plan.

1.
Restricted Stock Unit Grant. In accordance with the terms of the Plan and subject to these Terms and Conditions, as of the Grant Date you are hereby granted Restricted Stock Units in respect of the number of the shares of the Common Stock of the Company (each, a “Share”) set forth in your compensation letter (the “Award”). The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.

2.	Vesting Period.

(a)	In General. The Restricted Stock Units shall vest on September 13, 2023.

(b)	Death or Disability. The Restricted Stock Units shall vest in full in the event of your termination of Service by reason of death or Disability.

(c)
Termination for Service for Reasons Other than Death or Disability. If before the Restricted Stock Units have otherwise become vested your Service terminates other than due to death or Disability, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary, the Restricted Stock Units granted to the Participant shall become fully vested immediately except that all Restricted Stock Units granted within one year prior to the date of termination of the Participant’s Service shall become fully vested with respect to the Applicable Fraction of the Restricted Stock Units and shall be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the first day of the fiscal year of the Company in which the Participant’s Service terminated and the denominator of which is 365.

(d)
Change in Control. In the event of a Change in Control, any Restricted Stock Units then outstanding shall become fully vested and payable. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)
any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or JAB Holding Company S.a.r.l and any successor thereto (the “Parent”), or any affiliate of the Company or the Parent, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the

Exhibit 10.9

Company’s then outstanding securities.  For purposes of this clause (i), “beneficial owner” has the meaning given that term in Rule 13d‑3 under the

Exhibit 10.9

Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or

(ii)
the consummation of a plan or agreement approved by the Company’s or the Parent’s shareholders, providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

(e)
Service. For purposes of this Agreement, “Service” means the provision of services in the capacity of an employee or Director. For purposes of this Agreement, “Director” means any person who is not an employee and who is serving as a member of the Board of Directors of the Company (the “Board”), the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates. If, upon termination of employment with the Company, any Subsidiary or any of their respective affiliates, you become or continue to serve as a member of the Board or the board of directors of such an affiliate you shall not be deemed to have had an interruption in Service. For this purpose, years of service shall be based on the period of time elapsed from your commencement of services (whether as an employee of Director) with the Company, any of its Subsidiaries or any of their respective affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason. A transfer of Service from the Company to a Subsidiary or an affiliate or from an affiliate of the Company to the Company, a Subsidiary or another affiliate of the Company shall not constitute a termination of Service. All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Remuneration and Nomination Committee (the “Committee”).

3.	Settlement of Restricted Stock Units.

(a)
Timing of Settlement. The Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units vest pursuant to Section 2 hereof.

(b)
Withholding Obligation. Upon settlement of any Restricted Stock Units, all federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld (each, a “Withholding Tax”) must be satisfied, in the Company’s sole discretion, by either (i) by you paying the amount of required Withholding Tax to the Company in cash, (ii) by the Company selling that number of whole Shares that you have acquired through the vesting of Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, (iii) by the Company withholding Shares otherwise issuable in respect of the Restricted Stock Units having a Fair Market Value at least equal to the amount of the required Withholding Tax, or (iv) by a combination of the foregoing; provided, however, that if and to the extent that the Withholding Tax is

Exhibit 10.9

satisfied using Shares issuable in settlement of the Restricted Stock Units and if necessary to avoid an adverse financial accounting consequence for the Company, the applicable Withholding Tax shall be based on the minimum amount required to be withheld at applicable law. The “Fair Market Value” of a Share on any date shall be the closing price of a Share on such date on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market

4.	Nontransferability of Restricted Stock Units; Transferability of Shares.

(a)
Except as provided in Section 4(b), until the Restricted Stock Units have otherwise settled for Shares, (i) no Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)
Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with the terms of this Section 4, and shall be subject in all respects to the terms of these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan. “Successor” means the Participant’s spouse, the Participant’s lineal descendants, any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest and has the unfettered right to prevent further transfer or disposition of the Restricted Stock Unit. The Committee may, in its discretion, deem other parties to qualify as a Successor for purposes of this Plan.

5.
No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

6.
No Rights as a Shareholder. Before the date as of which you are recorded on the books of the Company as the holder of any Shares related to the Restricted Stock Units, you will have no rights as a shareholder by reason of this Restricted Stock Units Award.

7.
Continued Effect of Award Agreement. To the extent that the Plan or these Terms and Conditions contain provisions that are intended to have effect after the date(s) as of which your rights in respect to the Restricted Stock Unit Award have become vested (including, but not limited to, following the date of your termination of Service), this Restricted Stock Unit Award

Exhibit 10.9

and any Shares issued in respect of such Restricted Stock Unit Award shall continue to be subject to the terms of the Plan and these Terms and Conditions

8.
Securities Law Requirements. If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuance, the Company may require you to make written representations it deems necessary or desirable to comply with applicable securities laws. No person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

9.
Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Keurig Dr Pepper Inc.
53 South Ave
Burlington, MA 01803
Attention: Chief Legal Officer, Corporate General Counsel and Secretary
Notice to you should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 11 by giving such other party written notice of such change, in accordance with the procedures described above.

10.
Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

11.
Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

12.
Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

13.
Amendment. These Terms and Conditions may be amended unilaterally by the Company to the extent determined by the Committee and permitted under the Plan, or by a written instrument signed by both parties.

Exhibit 10.9

14.
Entire Agreement. These Terms and Conditions, together with the Plan, constitute the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersede any prior written or oral expressions of intent or understanding with respect to such subject matter.

15.
Administration. The Committee administers the Plan and these Terms and Conditions. Your rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. You hereby acknowledge receipt of a copy of the Plan.

16.
Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

17.
Data Protection. By accepting the award of Restricted Stock Units, you hereby agree to permit the Company, its Subsidiaries and each of their respective affiliates to process personal data and sensitive personal data about you in connection with the Plan. Such data includes, but is not limited to, the information provided hereunder and any changes thereto, other appropriate personal and financial data, and information about your participation in the Plan and the Restricted Stock Units granted to you under the Plan from time to time (collectively, “Personal Data”). You consent to each and any of the Company, any Subsidiary and each of their respective affiliates processing and transferring any Personal Data outside the country in which you work or are employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, each Subsidiary and each of their respective affiliates, the Committee and the Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Board involves in the administration of the Plan. Each of the Company, any Subsidiary and each of their respective will take all reasonable measures to keep Personal Data confidential and accurate. You can access and correct your Personal Data by contacting your human resources representative. By accepting participation in the Plan, you agree and acknowledge that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit your ability to participate in the Plan.